Exhibit 10.16
Medtronic, Inc.
710 Medtronic Parkway, LC210
Minneapolis, MN 55432-5604
USA
Tel: 1.763.514.4000
www.medtronic.com

Date:	April 24, 2025

To:	Ali Dianaty

From:	Que Dallara

Copy:	Matt Walter, Gillian Chandrasena

Subject:	New Position Letter of Intent
Ali, congratulations! It is with great pleasure that I confirm Medtronic’s intention to create a new position for you. As you are aware, Project Kangaroo is intended to create a newly formed stand-alone publicly traded company (to-be-named later in FY26 and referred to as NewCo throughout this letter). The Medtronic Executive Steering Committee confirmed that you will join this new company as the Executive Vice President, Chief Product & Technology Officer. In this role, you will continue to serve as a member of my leadership team.
Upon the initial public offering (IPO), which is targeted in the first calendar quarter of 2026, you will assume the role of Executive Vice President, Chief Product & Technology Officer. Between now and the intended IPO, your existing employment terms and conditions remain in effect as an employee of Medtronic.
Following is a summary of the compensation package for the new position which will be effective upon the IPO of NewCo. At that time, your employment will transfer to NewCo and you will no longer be employed by Medtronic.
Title
Executive Vice President, Chief Product & Technology Officer
Employment Locations
Your assignment will be based out of NewCo’s Northridge, CA office.

Ali Dianaty New Position Letter of Intent April 24, 2025

Effective Date
Your position will commence upon the IPO of NewCo.
Base Salary
Your base salary will be $640,000 annually ($24,615.38 biweekly), less applicable withholdings and deductions, commencing upon employment and paid in accordance with NewCo’s to-be-established standard payroll practices.
Annual Incentive Plan
You will be eligible to participate in the NewCo Annual Incentive Plan with a target payout of 85% of your base salary. Please note that the actual terms of the NewCo Annual Incentive Plan are being determined and will govern eligibility, calculations, and payout.
Annual Long-Term Incentive (LTI) Program
You will be eligible to participate in the NewCo Annual LTI program. Your target LTI value will be 300% of your base salary. Please note that the actual terms of the NewCo Annual LTI Program are being determined and will be subject to standard plan terms and provisions described in applicable award agreement(s) as approved by the appropriate Committee / Board of Directors of Medtronic and NewCo.
Other Reward Elements
This New Position Letter of Intent covers core elements of your potential future target total direct compensation opportunity (i.e., base salary, target annual incentives and target long-term incentives). Other reward elements (e.g., Medtronic business allowance, health benefits, stock ownership guidelines, etc.) will be determined and communicated at a later date.
Ali, I believe that you have an opportunity to make a significant contribution in this new position. I look forward to the contributions you will make as part of the team, and the impact and relationships you will bring to this position.
Please feel free to contact me with any questions you may have.

Ali Dianaty New Position Letter of Intent April 24, 2025

Ali Dianaty–
NewCo Executive Vice President, Chief Product & Technology Officer
Target Compensation Side-by-Side

Pay Element	Current	Proposed

Base Salary (000s)	$574.9	$640.0
Target STI (% of Base)	70%	85%
Target Total Cash (000s)	$977.4	$1,184.0

Annual Equity Compensation

LTI Value (000s)	$1,000.0	$1,920.0
Grant as % of Base Salary	174%	300%

Target Total Direct Compensation

Target TDC (000s)	$1,977.4	$3,104.0

% Increase (Total Direct Compensation)		57%
This presentation is for illustrative purposes only and covers core elements of your potential future target total direct compensation opportunity (i.e. base salary, target annual incentives and target long-term incentives). Medtronic cannot guarantee payout under its incentive plans.
Other reward elements (e.g., Medtronic business allowance, health benefits, stock ownership guidelines, etc.) will be determined and communicated at a later date.
Offer will be contingent upon signing NewCo Employee Agreement.
3
Ali Dianaty New Position Letter of Intent April 24, 2025